 Table of Contents

EXHIBIT 21.1

SUBSIDIARIES

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Sona Mobile Inc.	Delaware
Sona Ltd.	United Kingdom/Ireland
Sona Innovations Inc.	Ontario
Sona LLP	United Kingdom